CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 of our report dated July 20, 2000, relating to the financial statement of the Orbitex Life Sciences & Biotechnology Fund, Inc., which appears in such Registration Statement. We also consent to the refernece to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 2000